EXECUTION

MEMBERSHIP INTEREST PURCHASE AGREEMENT

(HOMESTYLE DINING LLC)

by and between

METROMEDIA COMPANY and

JWK ENTERPRISES LLC (SELLERS),

and

FOG CUTTER CAPITAL GROUP, INC. (BUYER)

dated as of

March 10, 2017

Disclosure Schedules

Section 3.04	Subsidiaries

Section 3.05	Conflicts and Consents

Section 3.07	Undisclosed Liabilities

Section 3.08(h)	Material Agreements

Section 3.08(i)	Indebtedness

Section 3.08(j)	Dispositions of Assets

Section 3.08(u)	Entry into a new line of Business or Discontinuance of Existing Line of Business

Section 3.08(y)	Tax Elections

Section 3.09(a)	Material Contracts

Section 3.10(b)	Leased Real Estate

Section 3.11	Condition and Sufficiency of Assets

Section 3.12(a)	Company IP Registrations / Unregistered IP

Section 3.12(b)	Company IP Agreements

Section 3.12(c)	Exceptions to Ownership of Company Intellectual Property

Section 3.14(a)	Franchise Agreements and Area Development Agreements

Section 3.14(b)(i)	Enforceability of Franchise Agreements

Section 3.14(b)(ii)	Breaches of Franchise Agreements

Section 3.14(b)(iv)	Waivers

Section 3.14(b)(vi)	Franchisees with Past Due Obligations

Section 3.14(b)(vii)	Franchisees not current with Development Obligations

Section 3.14(d)	Franchise Jurisdictions

Section 3.14(g)	Franchisee Sales Persons

Section 3.14(i)	Closed Franchisees

Section 3.15	Suppliers

Section 3.16	Insurance

Section 3.17(a)	Legal Proceedings

Section 3.17(b)	Governmental Orders and Unsatisfied Judgments

Section 3.18(b)	Permits

Section 3.20(a)	Benefit Plans

Section 3.20(g)	Post-termination or retiree welfare benefits

Section 3.21	Employment Matters

Section 3.22(f)	Taxable Years

Section 3.22(m)	Consolidated or Combined Tax Groups

Section 3.22(t)	Foreign Jurisdictions

MEMBERSHIP INTEREST PURCHASE AGREEMENT

(HOMESTYLE DINING LLC)\

This Membership Interest Purchase Agreement (this “Agreement”), dated as of March 10, 2017, is entered into by and between Metromedia Company, a Delaware general partnership, and JWK Enterprises LLC, a Delaware limited liability company (each, a “Seller” and together, the “Sellers”), on the one hand, and Fog Cutter Capital Group, Inc., a Maryland corporation, on the other hand (“Buyer”).

RECITALS

WHEREAS, Sellers collectively own all of the issued and outstanding membership interests (the “Membership Interests”) in Homestyle Dining LLC, a Delaware limited liability company (the “Company”); and

WHEREAS, Sellers wish to sell to Buyer, and Buyer wishes to purchase from Sellers, the Membership Interests, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

Definitions

The following terms have the meanings specified or referred to in this ARTICLE I:

“Acquisition Proposal” has the meaning set forth in Section 5.03(a).

“Action” means any action, cause of action, lawsuit, arbitration, , audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Accrued Salary and Payroll Tax Cap” has the meaning set forth in Section 2.02.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Area Developer Agreement” has the meaning set forth in Section 3.14(a).

“Assignment” has the meaning set forth in Section 2.03(b)(i).

1

“Audited Financial Statements” has the meaning set forth in Section 3.06.

“Balance Sheet” has the meaning set forth in Section 3.06.

“Balance Sheet Date” has the meaning set forth in Section 3.06.

“Basket” has the meaning set forth in Section 8.04(a).

“Benefit Plan” has the meaning set forth in Section 3.20(a).

“BRC” means Bonanza Restaurant Company, a Delaware general partnership.

“Breach” means (a) any breach, inaccuracy, failure to perform, failure to comply, failure to notify, default, or violation or (b) any other act, omission, event, occurrence, or condition the existence of which would (i) permit any Person to accelerate any monetary obligation or terminate, or cancel or modify any right or obligation or (ii) require the payment of a monetary penalty.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnitees” has the meaning set forth in Section 8.02.

“Cap” has the meaning set forth in Section 8.04(a).

“CBG” means Coles Backyard Grill LLC, a Delaware limited liability company.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“CBFG” means Cole’s Backyard Grill Franchising LLC.

“Closing” has the meaning set forth in Section 2.04.

“Closing Date” has the meaning set forth in Section 2.04.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the recitals.

“Company Intellectual Property” means all Intellectual Property that is owned or held for use by the Company or any Subsidiary.

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to Intellectual Property to which the Company or any Subsidiary is a party, beneficiary or otherwise bound.

2

“Company IP Registrations” means all Company Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Contracts” means all agreements, contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures, and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Current Assets” means cash and cash equivalents, accounts receivable, inventory and prepaid expenses, but excluding (a) the portion of any prepaid expense of which Buyer will not receive the benefit following the Closing, (b) deferred Tax assets and (c) receivables from any of the Company’s Affiliates, managers, employees, officers or members and any of their respective Affiliates, determined in accordance with generally accepted accounting principles (GAAP) applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

“Current Liabilities” means accounts payable, accrued Taxes and accrued expenses, but excluding payables to any of the Company’s Affiliates, managers, employees, officers or members and any of their respective Affiliates, deferred Tax liabilities and the current portion of long term debt, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

“Direct Claim” has the meaning set forth in Section 8.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Sellers and Buyer concurrently with the execution and delivery of this Agreement.

“Dollars or $” means the lawful currency of the United States.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

3

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Financial Statements” has the meaning set forth in Section 3.06.

“Franchise Agreement” means any Contract granting Franchise Rights of the Company or any Subsidiary.

“Franchise Rights” means any and all rights relating to the ownership, operation and development of one or more restaurants branded as Ponderosa Steakhouse, Bonanza Steakhouse, Bonanza Steak & BBQ or Coles Backyard Grill.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Government Contracts” has the meaning set forth in Section 3.09(a)(viii).

4

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means any liability or obligation under or for any of the following, in each case to the extent any related amount is actually owed: (a) indebtedness for borrowed money, including the principal and accrued and unpaid interest thereon and any guaranty of owed money; (b) indebtedness evidenced by a note, debenture, deed of trust, mortgage or similar instrument; (c) letter of credit or surety bond, the extent drawn upon and then only the outstanding amount required to be paid; (d) capital lease; (e) deferred purchase price of any property; and (f) conditional sale obligations, excluding trade accounts payable in the ordinary course of business.

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

“Independent Accountant” shall mean a mutually acceptable nationally recognized firm of independent certified public accountants other than the Company’s or Buyer’s principal independent accounting firm.

“Insurance Policies” has the meaning set forth in Section 3.16.

“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) Marks, trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); and (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation.

5

“Interim Balance Sheet” has the meaning set forth in Section 3.06.

“Interim Balance Sheet Date” has the meaning set forth in Section 3.06.

“Interim Financial Statements” has the meaning set forth in Section 3.06.

“Knowledge of Sellers” or “Sellers’ Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge of any director, managing member, manager or officer of Seller, the Company or any Material Subsidiary, after due inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Lease” shall mean all leases, subleases, licenses, concessions, and other agreements (written or oral) under which the Company or any of its Subsidiaries holds any Leased Real Estate, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any of its Subsidiaries thereunder.

“Leased Real Estate” shall mean all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by the Company or any of its Subsidiaries.

“Liabilities” has the meaning set forth in Section 3.07.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party.

“Marks” means all fictitious business names, trading names, corporate names, and registered trademarks, and service marks and applications therefor.

6

“Management Agreements” means the respective Management Agreements between Metromedia Company and each of (i) BFC, (ii) CBGF and (iii) PFC.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company or any Material Subsidiary, or (b) the ability of Sellers, or either Seller, to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company or any Material Subsidiary operates; (iii) any changes in financial or securities markets in general; (iv) act of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement, except pursuant to Section 3.05 and Section 5.08; (vi) any changes in applicable Laws or accounting rules, including GAAP; or (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company or any Material Subsidiary compared to other participants in the industries in which the Company or such Material Subsidiary conducts its businesses.

“Material Contracts” has the meaning set forth in Section 3.09(a).

“Material Subsidiary” means each of Ponderosa Franchising Company,, and Bonanza Restaurant Company.

“Material Suppliers” has the meaning set forth in Section 3.15.

“Membership Interests” has the meaning set forth in the recitals.

“Multiemployer Plan” has the meaning set forth in Section 3.20(c).

“Organizational Documents” means (a) in the case of a Person that is a corporation, its articles or certificate of incorporation and its by-laws, regulations or similar governing instruments required by the laws of its jurisdiction of formation or organization; (b) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (c) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (d) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the laws of its jurisdiction of organization.

7

“Owned Real Estate” shall mean all land, together with all buildings, structures, fixtures, and improvements located thereon and all easements, rights of way, and appurtenances relating thereto, owned by the Company or any of its Subsidiaries.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Liens” means: (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (b) mechanics’, carriers’, workers’, repairers’, and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (c) zoning, entitlement, building, and other land use regulations imposed by Governmental Authorities having jurisdiction over such Person’s owned or leased real property, which are not violated by the current use and operation of such real property; (d) covenants, conditions, restrictions, easements, and other similar non-monetary matters of record affecting title to such Person’s owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses; (e) any right of way or easement related to public roads and highways, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses; and (f) Liens arising under workers’ compensation, unemployment insurance, social security, retirement, and similar legislation.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity.

“PFC” means Ponderosa Franchising Company, a Delaware general partnership.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Purchase Price” has the meaning set forth in Section 2.02.

“Qualified Benefit Plan” has the meaning set forth in Section 3.20(c).

“Real Property” means all Leased Real Estate and all Owned Real Estate.

“Related Party Indebtedness” means any Indebtedness owed to the Sellers or any of their respective Affiliates.

8

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, managing members, managers, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Restricted Business” means the segments of the restaurant business typically referred to as a “Quick Service” or a “Fast Casual”.

“Restricted Period” has the meaning set forth in Section 5.07(a).

“Seller” or “Sellers” have the meaning set forth in the preamble.

“Sellers Indemnitees” has the meaning set forth in Section 8.03.

“SPAC Definitive Agreement” means a definitive agreement pursuant to which M I Acquisitions, Inc. agrees to acquire, merge or combine with the Buyer and/or the Buyer’s operating Subsidiaries or businesses.

“SPAC Proxy” means a preliminary proxy statement disclosing that a SPAC Definitive Agreement has been executed and delivered.

“Straddle Period” has the meaning set forth in Section 6.04.

“Subsidiary” means a corporation, partnership, limited liability company, or other business entity of which a majority of the shares of voting securities is at the time beneficially owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by the Company.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Claim” has the meaning set forth in Section 6.05.

“Tax Return” means any return, declaration, report, claim for refund, information return, or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Territory” means the United States of America.

9

“Third Party Claim” has the meaning set forth in Section 8.05(a).

“Transaction Documents” means this Agreement and the Assignment.

“Union” has the meaning set forth in Section 3.21 (b).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

ARTICLE II

Purchase and sale

Section 2.01 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Sellers shall sell to Buyer, and Buyer shall purchase from Sellers, all of Sellers’ right, title, and interest in and to the Membership Interests, free and clear of all Liens, for the consideration specified in Section 2.02.

Section 2.02 Purchase Price. The aggregate purchase price (the “Purchase Price”) for the Membership Interests shall be (i) Nine Million Dollars ($9,000,000) if the Closing occurs on or prior to March 15, 2017, (ii) Nine Million One Hundred Fifty Thousand Dollars ($9,150,000) if the Closing occurs subsequent to March 15, 2017 and on or before March 30, 2017, (iii) Nine Million Three Hundred Fifty Thousand Dollars ($9,350,000) if the Closing occurs subsequent to March 30, 2017 and on or before April 29, 2017, (iv) Nine Million Four Hundred Fifty Thousand Dollars ($9,450,000) if the Closing occurs subsequent to April 29, 2017 and on or before May 30, 2017, (v) Nine Million Five Hundred Thousand Dollars ($9,500,000) if the Closing occurs on May 31, 2017 or (vi) Nine Million Five Hundred Fifty Thousand Dollars ($9,550,000.00) if the Closing occurs on or after June 1, 2017. At Closing, the Company may be sold free of any cash, and will have (i) no Related Party Indebtedness and (ii) no accrued salaries and payroll taxes in excess of One Hundred Thirty Five Thousand Dollars ($135,000) (the “Accrued Salary and Payroll Tax Cap”).

Section 2.03 Transactions to be Effected at the Closing.

(a) At the Closing, Buyer shall deliver to Sellers:

(i) the Purchase Price by wire transfer of immediately available funds to one or more accounts of the Sellers, designated in writing by Sellers to Buyer no later than two (2) Business Days prior to the Closing Date; and

(ii) the Transaction Documents and all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Section 7.03 of this Agreement.

10

(b) At the Closing, Sellers shall deliver to Buyer:

(i) an assignment of the Membership Interests to Buyer in form and substance satisfactory to Buyer (the “Assignment”), duly executed by each Seller; and

(ii) the other Transaction Documents and all other agreements, documents, instruments or certificates required to be delivered by Sellers at or prior to the Closing pursuant to Section 7.02 of this Agreement.

Section 2.04 Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Membership Interests contemplated hereby shall take place at a closing (the “Closing”) to be held at 10:00 a.m., New York time, no later than one (1) Business Day after the last of the conditions to Closing set forth in ARTICLE VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), at the offices of Loeb & Loeb LLP, 345 Park Avenue, New York, NY, or at such other time or on such other date or at such other place as Buyer and Sellers shall mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

Section 2.05 Withholding Tax. Buyer and the Company shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer and the Company may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to Sellers hereunder.

ARTICLE III

Representations and warranties of Sellers

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, each Seller represents and warrants to Buyer that the statements contained in this ARTICLE III are true and correct as of the date hereof.

Section 3.01 Organization and Authority of Sellers. Each Seller is a corporation, general partnership or limited liability company, as applicable, duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each Seller has full corporate, general partnership or limited liability company, as applicable, power and authority to enter into this Agreement, the Assignment and the other Transaction Documents to which Sellers are a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Sellers of this Agreement and the Assignment and any other Transaction Document to which Sellers are a party, the performance by Sellers of their respective obligations hereunder and thereunder and the consummation by Sellers of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate, general partnership or limited liability company action on the part of each Seller. This Agreement has been duly executed and delivered by each Seller, and (assuming due authorization, execution, and delivery by Buyer) this Agreement constitutes a legal, valid, and binding obligation of each Seller enforceable against each of them in accordance with its terms. When the Assignment and each other Transaction Document to which Sellers are or will be a party has been duly executed and delivered by Sellers (assuming due authorization, execution, and delivery by each other party thereto), the Assignment and such other Transaction Documents will constitute a legal and binding obligation of each Seller enforceable against it in accordance with its terms.

11

Section 3.02 Organization of the Company and Subsidiaries; Organizational Documents.

(a) Organization; Standing and Power. The Company and each of its Subsidiaries is a corporation, limited liability company, or other legal entity duly organized, validly existing, and in good standing under the Laws of its jurisdiction of organization, and has the requisite corporate, limited liability company, or other organizational, as applicable, power and authority to own, lease, and operate its assets and to carry on its business as now conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company, or other legal entity and is in good standing in each jurisdiction where the character of the assets and properties owned, leased, or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b Organizational Documents. Seller has delivered or made available to Buyer a true and correct copy of the Organizational Documents of the Company and each of its Subsidiaries. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its Organizational Documents.

Section 3.03 Capitalization.

(a) Sellers are the record owner of and together have good and valid title to the Membership Interests, free and clear of all Liens. The Membership Interests constitute 100% of the total issued and outstanding membership interests in the Company. The Membership Interests have been duly authorized and are validly issued, fully-paid and non-assessable. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Membership Interests, free and clear of all Liens. The Membership Interests were issued in compliance with applicable Laws. The Membership Interests were not issued in violation of the Organizational Documents of the Company or any other agreement, arrangement, or commitment to which Sellers or the Company is a party and are not subject to or in violation of any preemptive or similar rights of any Person.

(b) There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any membership interests in the Company or obligating Sellers or the Company to issue or sell any membership interests (including the Membership Interests), or any other interest, in the Company. Other than the Organizational Documents, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Membership Interests.

12

(c) There are no (i) outstanding or authorized shares of capital stock, voting securities, or other ownership interests in any Subsidiary of the Company that are not owned, directly or indirectly, by the Company; (ii) options, warrants, or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of the Subsidiaries to issue, any capital stock, voting securities, or other ownership interests in (or securities convertible into or exchangeable for capital stock, voting securities, or other ownership interests in) the Company or any Subsidiary; or (iii) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of, or other ownership interests in, the Company or any Subsidiary.

Section 3.04 Subsidiaries. Section 3.04 of the Disclosure Schedules lists each Subsidiary of the Company (direct or indirect) as of the date hereof and its place of organization. All Subsidiaries of the Company, are wholly-owned, directly or indirectly, by the Company.. All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary that is owned directly or indirectly by the Company have been validly issued, were issued free of pre-emptive rights, are fully paid and non-assessable, and are free and clear of all Liens, including any restriction on the right to vote, sell, or otherwise dispose of such capital stock or other equity or voting interests. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person.

Section 3.05 No Conflicts; Consents. The execution, delivery and performance by Sellers of this Agreement, the Assignment and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Sellers, the Company or any Subsidiary; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Sellers, the Company or any Subsidiary; (c) except as set forth in Section 3.05 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Sellers, the Company or any of Subsidiary is a party or by which any of them is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of the Company or any Subsidiary; or (d) result in the creation or imposition of any Lien other than Permitted Liens on any properties or assets of the Company or any Subsidiary. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Sellers, the Company or any Subsidiary in connection with the execution and delivery of this Agreement and the Assignment and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the HSR Act.

13

Section 3.06 Financial Statements.

(a) Financial Statements. Sellers have delivered to Buyer complete copies of the audited financial statements of PFC, BRC and CBG, consisting of the balance sheet as of their respective fiscal year-ends in the years 2016, 2015, 2014 and 2013 in the case of PFC and BRC (and 2016, 2015 and 2014 solely in the case of CBG), and the related statements of income and retained earnings, members’ equity and cash flow for the years then ended (the “Audited Financial Statements”), and unaudited consolidated financial statements of the Company and its Subsidiaries consisting of the balance sheet as of December 26, 2016 and the related statements of income and retained earnings, members’ equity and cash flow for the twelve periods then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Audited Financial Statements). The Financial Statements fairly present in all material respects the financial condition of each entity included therein as of the respective dates they were prepared and the results of the operations of each of them for the periods indicated. The balance sheets of PFC, BRC and CBG,, as applicable, as of their respective fiscal year-end in 2016 are referred to herein as the “Balance Sheets” and the dates thereof as the “Balance Sheet Dates” and the consolidated balance sheet of the Company and its Subsidiaries as of the twelve periods ended December 26, 2016 are referred to herein as the “Interim Balance Sheets” and the date thereof as the “Interim Balance Sheet Dates.” The Company and each Material Subsidiary maintains a standard system of accounting established and administered in accordance with GAAP.

(b) Internal Controls. The Company and each Material Subsidiary has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP including policies and procedures that: (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company or such Material Subsidiary, as applicable; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of the Company or such Material Subsidiary, as applicable, are being made only in accordance with appropriate authorizations of management and the Board of Directors; and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the assets of the Company or such Material Subsidiary, as applicable.

Section 3.07 Undisclosed Liabilities. Except as set forth in Section 3.07 of the Disclosure Schedules, neither the Company nor any Material Subsidiary has any liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, or otherwise (“Liabilities”), except (a) those which are adequately reflected or reserved against in the applicable Balance Sheet as of the applicable Interim Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the applicable Interim Balance Sheet Date and which are not, individually or in the aggregate, material in amount. Neither the Company nor any Material Subsidiary is a party to, or has any commitment to become a party to: (i) any joint venture, off balance sheet partnership, or any similar Contract or arrangement (including any such Contract or arrangement relating to any transaction or relationship between or among the Company or any Material Subsidiary, on the one hand, and any other Person, including any structured finance, special purpose, or limited purpose Person, on the other hand); or (ii) any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act). At Closing, the Company and each Subsidiary will have no (i) Related Party Indebtedness or (ii) accrued salaries or payroll taxes in excess of the Accrued Salary and Payroll Tax Cap.

14

Section 3.08 Absence of Certain Changes, Events, and Conditions. Since the applicable Interim Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to the Company or any Material Subsidiary, as applicable, any:

(a) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) amendment of the Organizational Documents of the Company or any Material Subsidiary;

(c) split, combination or reclassification of any equity interests in the Company or any Material Subsidiary;

(d) issuance, sale or other disposition of, or creation of any Lien on, any equity interests in the Company or any Material Subsidiary, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any membership interests in the Company or any Material Subsidiary;

(e) declaration or payment of any distributions on or in respect of any equity interest in the Company or any Material Subsidiary, or redemption, purchase or acquisition of any outstanding equity interests in the Company or any Material Subsidiary;

(f) material change in any method of accounting or accounting practice of the Company or any Material Subsidiary, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(g) material change in cash management practices of the Company or any Material Subsidiary, or any of their policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

15

(h) except as set forth in Section 3.14(h) of the Disclosure Schedules, entry into any Contract that would constitute a Material Contract;

(i) except as set forth in Section 3.14(i) of the Disclosure Schedules, incurrence, assumption or guarantee of any indebtedness for borrowed money except (i) unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice and (ii) Related Party Indebtedness;

(j) except as set forth in Section 3.14(j) of the Disclosure Schedules, transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet of the Company or any Material Subsidiary or cancellation of any debts (except possibly in connection with the elimination of Related Party Indebtedness) or entitlements;

(k) transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Company Intellectual Property or Company IP Agreements;

(l) material damage, destruction or loss (whether or not covered by insurance) to its property;

(m) any capital investment in, or any loan to, any other Person;

(n) acceleration, termination, material modification to or cancellation of any Material Contract to which the Company or any Material Subsidiary is a party or by which it is bound;

(o) any material capital expenditures;

(p) imposition of any Lien upon any properties or assets, tangible or intangible, of the Company or any Material Subsidiary;

(q) hiring or promoting any person as an officer;

(r) (i) grant of any bonus, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, managers, independent contractors or consultants, other than (A) as provided for in any written agreements or required by applicable Law or (B) increases in compensation made to non-officer employees in the ordinary course of business consistent with past practice, (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed $100,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, manager, independent contractor or consultant;

(s) adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, manager, independent contractor or consultant, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

16

(t) any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its members or current or former managers, officers and employees;

(u) except as set forth in Section 3.14(u) of the Disclosure Schedules, entry into a new line of business or abandonment or discontinuance of existing lines of business;

(v) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(w) purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $25,000, individually (in the case of a lease, per annum) or $100,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(x) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets, stock or other equity of, or by any other manner, any business or any Person or any division thereof;

(y) action by the Company to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer in respect of any Post-Closing Tax Period; or

(z) any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.09 Material Contracts.

(a) Section 3.09(a) of the Disclosure Schedule lists each of the following Contracts of the Company and each Material Subsidiary (such Contracts, together with all Contracts disclosed in Sections 3.10(a) or 3.10(b) (“Real Property”), Section 3.12(b) (“Company IP Agreements”), or Section 3.14(a) (“Franchise Agreements”) of the Disclosure Schedules, are referred to herein as “Material Contracts”):

(i) each Contract of the Company or any Material Subsidiary involving aggregate consideration in excess of $100,000 and which, in each case, cannot be cancelled by the Company without penalty or without more than 90 days’ notice;

17

(ii) all Contracts that require the Company or any Material Subsidiary to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iii) all Contracts that provide for the indemnification by the Company or any Material Subsidiary of any Person with respect to any Tax or environmental Liability of any Person;

(iv) all Contracts that relate to the acquisition or disposition of any business, a material amount of equity or assets of any other Person or any real property (whether by merger, sale of stock or other equity interests, sale of assets or otherwise);

(v) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company or any Material Subsidiary is a party;

(vi) all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Company or any Material Subsidiary is a party and which are not cancellable without material penalty or without more than 90 days’ notice;

(vii) except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees) of the Company or any Material Subsidiary;

(viii) all Contracts with any Governmental Authority to which the Company or any Material Subsidiary is a party (“Government Contracts”);

(ix) all Contracts that limit or purport to limit the ability of the Company or any Material Subsidiary to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x) any Contracts to which the Company or any Material Subsidiary is a party that provide for any joint venture, partnership or similar arrangement;

(xi) all Contracts between or among the Company or any Material Subsidiary, on the one hand, and Sellers or any Affiliate of Sellers (other than the Company) on the other hand;

(xii) all collective bargaining agreements or Contracts with any Union to which the Company or any Material Subsidiary is a party; and

(xiii) any other Contract that is material to the Company or any Material Subsidiary and not previously disclosed pursuant to this Section 3.09.

(b) Each Material Contract is valid and binding on the Company or Material Subsidiary, as applicable, in accordance with its terms and is in full force and effect. None of the Company or Material Subsidiary, as applicable, or, to Sellers’ Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments, and supplements thereto and waivers thereunder) have been made available to Buyer.

18

Section 3.10 Real Property and Personal Property Matters.

(a) Owned Real Estate. Neither the Company nor any of its Subsidiaries has any Owned Real Estate. Neither the Company nor any Subsidiary is a party to any agreement or option to purchase any real property or interest therein.

(b) Leased Real Estate. Section 3.10(b) of the Disclosure Schedules contains a true and complete list of all Leases (including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto) as of the date hereof for each such Leased Real Estate (including the date and name of the parties to such Lease document). The Company has delivered to Buyer a true and complete copy of each such Lease. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or as set forth on Section 3.10(b) of the Disclosure Schedules, with respect to each Lease: (i) such Lease is legal, valid, binding, enforceable, and in full force and effect; (ii) neither the Company nor any Subsidiary nor, to the Knowledge of Sellers, any other party to the Lease, is in breach or default under such Lease, and no event has occurred or circumstance exists which, with or without notice, lapse of time, or both, would constitute a breach or default under such Lease; (iii) the Company’s or any Subsidiary’s possession and quiet enjoyment of the Leased Real Estate under such Lease has not been disturbed, and to the Knowledge of Sellers, there are no disputes with respect to such Lease; and (iv) there are no Liens on the estate created by such Lease other than Permitted Liens. Neither the Company nor any Subsidiary has assigned, pledged, mortgaged, hypothecated, or otherwise transferred any Lease or any interest therein, nor has the Company or any Subsidiary subleased, licensed, or otherwise granted any Person (other than another Subsidiary of the Company) a right to use or occupy such Leased Real Estate or any portion thereof.

(c) Real Estate Used in the Business. The Leased Real Estate identified in Section 3.10(b) comprise all of the real property used or intended to be used in, or otherwise related to, the business of the Company or any Subsidiary.

(d) Personal Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and each Subsidiary are in possession of and have good and marketable title to, or valid leasehold interests in or valid rights under contract to use, the machinery, equipment, furniture, fixtures, and other tangible personal property and assets owned, leased, or used by the Company or any Subsidiary, free and clear of all Liens other than Permitted Liens.

19

Section 3.11 Condition and Sufficiency of Assets. Except as set forth in Section 3.11 of the Disclosure Schedules, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company and each Subsidiary are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company and each Subsidiary, together with all other properties and assets of each of them, are sufficient for the continued conduct of the business of the Company and each Subsidiary after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of the Company and each Subsidiary as currently conducted.

Section 3.12 Intellectual Property.

(a) Section 3.12(a) of the Disclosure Schedules lists all (i) Company IP Registrations and (ii) Company Intellectual Property that are not registered but that are material to the business or operations of the Company and each Subsidiary. All required filings and fees related to the Company IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Company IP Registrations are otherwise in good standing. Sellers have provided Buyer with true and complete copies of file histories, documents, certificates, office actions, correspondence, and other materials related to all Company IP Registrations.

(b) Section 3.12(b) of the Disclosure Schedules lists all Company IP Agreements. Sellers have provided Buyer with true and complete copies of all such Company IP Agreements, including all modifications, amendments, and supplements thereto and waivers thereunder. Each Company IP Agreement is valid and binding on the Company or of its Subsidiary, as applicable, in accordance with its terms and is in full force and effect. Neither the Company, any Subsidiary, or any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of breach or default of or any intention to terminate, any Company IP Agreement.

(c) Except as set forth in Section 3.12(c) of the Disclosure Schedules, the Company or its Subsidiaries are the sole and exclusive legal and beneficial, and with respect to the Company IP Registrations, record, owner of all right, title and interest in and to the Company Intellectual Property, and has the valid right to use all other Intellectual Property used in or necessary for the conduct of the current business or operations of the Company and each Subsidiary, in each case, free and clear of Liens other than Permitted Liens. Without limiting the generality of the foregoing, Sellers have entered into binding, written agreements with every current and former employee of the Company or Subsidiary, and with every current and former independent contractor, whereby such employees and independent contractors (i) assign to the Company and such Subsidiary any ownership interest and right they may have in the Company Intellectual Property; and (ii) acknowledge the exclusive ownership of all Company Intellectual Property in the Company or Subsidiary, as applicable. Sellers have provided Buyer with true and complete copies of all such agreements.

20

(d) The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the right of the Company or any Subsidiary to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of its business or operations as currently conducted.

(e) The rights of the Company or any Subsidiary in the Company Intellectual Property are valid, subsisting, and enforceable. The Company or such Subsidiary has taken all reasonable steps to maintain the Company Intellectual Property and to protect and preserve the confidentiality of all trade secrets included in the Company Intellectual Property, including requiring all Persons having access thereto to execute written non-disclosure agreements.

(f) The conduct of the business of the Company and each Subsidiary, as currently and formerly conducted, and the products, processes and services of each of them, have not infringed, misappropriated, diluted or otherwise violated, and do not and will not infringe, dilute, misappropriate or otherwise violate the Intellectual Property or other rights of any Person. No Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Company Intellectual Property.

(g) There are no Actions (including any oppositions, interferences or re-examinations) settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by the Company or any Subsidiary; (ii) challenging the validity, enforceability, registrability, or ownership of any Company Intellectual Property or the rights of the Company or any Subsidiary with respect to any Company Intellectual Property; or (iii) by the Company, any Subsidiary or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of the Company Intellectual Property. Neither the Company nor any Subsidiary is subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any Company Intellectual Property.

21

Section 3.13 Inventory; Accounts Receivable.

(a) All inventory of the Company and each Material Subsidiary, whether or not reflected in the Balance Sheets, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by the Company and each Material Subsidiary free and clear of all Liens, and no inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Company and each Material Subsidiary.

(b) The accounts receivable of the Company and each Material Subsidiary reflected on the Interim Balance Sheets and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company or each Material Subsidiary involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of the Company or each Material Subsidiary, as applicable, not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) are subject to a reasonable reserve for bad debts shown on the Interim Balance Sheets or, with respect to accounts receivable arising after the applicable Interim Balance Sheet Dates, on the accounting records of the Company or each Material Subsidiary. The reserve for bad debts shown on the Interim Balance Sheets or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Company and each Material Subsidiary have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

Section 3.14 Franchise Matters.

(a) Section 3.14(a) of the Disclosure Schedules contains a true and correct list of all currently effective Franchise Agreements and area development agreements (“Area Developer Agreements”), including any amendments thereto, to which the Company or any Subsidiary is a party, listing the name of the franchisee, licensee or area developer (“Franchisee”), date of agreement or amendment, and location of restaurant(s) or development area. No other Contracts exist between the Company or any Subsidiary and any third party granting any such third party the right, or any option or right of first refusal, to conduct business under the name “Ponderosa Steakhouse”, “Bonanza Steakhouse” , or any other Marks owned or used by the Company or any Subsidiary. The consummation of the transactions contemplated hereby will not require the consent of any Franchisee. Except as set forth in Section 3.14(a) of the Disclosure Schedules, to Sellers’ Knowledge, the restaurants that are the subject of Franchise Agreements with Franchisees are presently open to the public and operating. Seller has made available to Buyer a correct and complete copy of each Franchise Agreement (as amended to date) listed in Section 3.14(a) of the Disclosure Schedules.

(b) With respect to each Franchise Agreement identified and Area Development Agreement in Section 3.14(a) of the Disclosure Schedules:

(i) Except as set forth in Section 3.14(b)(i) of the Disclosure Schedules, such Franchise Agreement and Area Development Agreement is the legal, valid, and binding obligation of the applicable Franchisee or area developer, enforceable in accordance with its terms, except as such enforceability may be subject to (x) the effects of bankruptcy, insolvency, reorganization, moratorium, or other Laws relating to or affecting the rights of creditors, and general principles of equity and (y) the effects of franchise and other Laws;

22

(ii) Except as set forth in Section 3.14(b)(ii) of the Disclosure Schedules, the Company or any Subsidiary is not nor is, to Sellers’ Knowledge, any counter-party, in Breach of such Franchise Agreement or Area Development Agreement, and to Sellers’ Knowledge no event has occurred that with notice or lapse of time would constitute a Breach under such Franchise Agreement or Area Development Agreement, except for such Breaches by the counter-party thereto which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer of such Franchise Agreement or Area Development Agreement;

(iii) no party to such Franchise Agreement or Area Development Agreement has delivered a formal written demand for early termination pursuant to the terms thereof; and

(iv) Except as set forth in Section 3.14(b)(iv) of the Disclosure Schedules, neither the Company nor any Subsidiary has granted a waiver or consent with respect to a provision of such Franchise Agreement or Area Development Agreement regarding a counter-party’s obligation to make payments of royalty fees, contributions to any marketing development fund, or expenditures for advertising purposes;

(v) the Company or a Subsidiary has in its possession an original or executed copy of each Franchise Agreement and Area Development Agreement, and any amendments thereto;

(vi) Except as set forth in Section 3.14(b)(vi) of the Disclosure Schedules, each Franchisee is current in its financial obligations to each the Company or any Subsidiary, including without limitation, for payments due for franchise, development, or license fees, royalties, advertising contributions, and product purchases; and

(vii) Except as set forth in Section 3.14(b)(vii) of the Disclosure Schedules, each Franchisee is current in its development obligations with respect to each restaurant to be developed by such Franchisee in such Franchisee’s development area.

(c) Since the Interim Balance Sheet Date, neither the Company nor any Subsidiary has received any formal written notice, claim or demand pursuant to the terms of a Franchise Agreement from any Franchisee of any Breach by the Company or any Subsidiary of any material term or provision of such Franchise Agreement.

23

(d) Schedule 3.14(d) of the Disclosure Schedules sets forth each state or other jurisdiction in which the Company or any Subsidiary is currently registered to sell its franchises or with which the Company or any Subsidiary has filed an application for registration to sell its franchises that is currently pending, or has filed (where such filing is required) an application for exemption from registration, to sell franchises, and the effective date and expiration date of each such registration and exemption.

(e) To Sellers’ Knowledge, other than matters for which the Company or any Subsidiary has obtained releases, during the period commencing on January 1, 2012 and continuing through the date of this Agreement, the Company and each Subsidiary has in all material respects made all disclosures in each Franchise Offering Circular required by all applicable federal and state laws and regulations which govern the sale of franchises, and neither the Company nor any Subsidiary, nor any “Franchise Sales Person”, has offered for sale, accepted an offer, or sold a Franchise except in compliance with all applicable federal and state laws and regulations which govern the sale of franchises.

(f) Except as disclosed in any Franchise Offering Circular, during the period commencing on the Interim Balance Sheet Date and continuing through the date of this Agreement, the Company has received no written notice of any violation by the Company or any Subsidiary of any franchise law from any federal, Canadian or state regulatory agency and, to Sellers’ Knowledge, no allegations of violations by the Company or any Subsidiary of any state franchise registration, disclosure, relationship or termination law have been made by any federal, Canadian or state regulatory agency.

(g) Section 3.14(g) of the Disclosure Schedules sets forth a complete and accurate list of all independent sales representatives, area developers, agents, employees, contractors, brokers or consultants authorized by the Company to offer or sell franchises during the period commencing on the Interim Balance Sheet Date and continuing through the date of this Agreement (collectively, “Franchise Sales Persons”), including a list of all written or oral agreements or arrangements (and with respect to oral agreements a description thereof) with such Franchise Sales Persons under which the Company or any Subsidiary has authorized any Franchise Sales Persons to offer or sell Franchises on behalf of the Company or any Subsidiary or agreed to rebate or share amounts receivable under any Franchise Agreement. Sellers have delivered to Buyer true, complete and correct copies of all such agreements.

(h) Except as set forth in the Franchise Agreements or Area Developer Agreements, no Franchisee has a protected territory, exclusive territory, covenant not to compete, right of first refusal, option or other arrangement (collectively, the “Territorial Rights”) with the Company or any Subsidiary pursuant to which (A) the Company or any Subsidiary is restricted in any way in its right to own or operate, or license others to own or operate, any business or line of business; or (B) the Franchisee is granted rights for the acquisition of additional franchises or expansion of the Franchisee’s territory. No Franchisee’s Territorial Rights conflict with the Territorial Rights of any other Franchisee. To the extent the Company or any Subsidiary granted any such Territorial Rights (whether disclosed or required to be disclosed herein), the Company or any Subsidiary has complied with such Territorial Rights and, in the course of offering or selling franchises, the Company or any Subsidiary has not violated the Territorial Rights of any Franchisee.

24

(i) Section 3.14(i) of the Disclosure Schedules sets forth a complete and accurate list of the name, last known address and telephone number of all Franchisees whose franchise agreements were terminated, cancelled, not renewed, reacquired by the Company or who have otherwise ceased to do business during the period commencing on January 1, 2012 and continuing through the date of this Agreement.

Section 3.15 Suppliers. Section 3.15 of the Disclosure Schedules sets forth (i) each supplier to whom the Company or any Subsidiary has paid consideration for goods or services rendered in an amount greater than or equal to $100,000 for the most recent fiscal year (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. Except as set forth in Section 3.15 of the Disclosure Schedules, neither the Company nor any Subsidiary has received any notice, and has no reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company or any Subsidiary or to otherwise terminate or materially reduce its relationship with the Company or any Subsidiary.

Section 3.16 Insurance. Section 3.16 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by the Company or any Subsidiary and relating to the assets, business, operations, employees, officers and managers of the Company or such Subsidiary (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Buyer. Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. Neither the Company nor any Subsidiary has received written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company or any Subsidiary. All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. There are no claims related to the business of the Company or any Subsidiary pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. None of the Company or any Subsidiary is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company or such Subsidiary, as applicable, and are sufficient for compliance with all applicable Laws and Contracts to which the Company or such Subsidiary is a party or by which it is bound.

25

Section 3.17 Legal Proceedings; Governmental Orders.

(a) Except as set forth in Section 3.17(a) of the Disclosure Schedules, there are no Actions pending or, to Sellers’ Knowledge, threatened (a) against or by the Company or any Subsidiary affecting any of their respective properties or assets (or by or against Sellers or any Affiliate thereof and relating to the Company or any Subsidiary); or (b) against or by the Company, any Subsidiary, Sellers or any Affiliate of Sellers that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) Except as set forth in Section 3.17(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company, any of its Subsidiaries, or any of their respective properties or assets. The Company and each Subsidiary is in compliance with the terms of each Governmental Order set forth in Section 3.17(b) of the Disclosure Schedules. No event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

Section 3.18 Compliance With Laws; Franchising Compliance.

(a) The Company and each Subsidiary has complied, and is now complying, with all Laws applicable to it or its business, properties or assets.

(b) All Permits required for the Company or any Subsidiary to conduct its business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 3.18(b) of the Disclosure Schedules lists all current Permits issued to the Company or any Subsidiary, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse, or limitation of any Permit set forth in Section 3.18(b) of the Disclosure Schedules.

(c) The Company and each Subsidiary has offered Franchise Rights only pursuant to duly registered offerings and otherwise in compliance with all Laws.

(d) by federal or state law shall be submitted to Franchisor for review prior to their being filed with any government agency;

Section 3.19 Environmental Matters.

(a) The Company and each Subsidiary is currently and has been in compliance with all Environmental Laws and has not, and the Sellers have not, received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b) (b) There are no Environmental Permits necessary for the ownership, lease, operation or use of the business or assets of the Company and each Subsidiary. Neither Sellers nor the Company are aware of any condition, event or circumstance that might prevent or impede, after the Closing Date, the ownership, lease, operation or use of the business or assets of the Company and each Subsidiary as currently carried out. No real property currently or formerly owned, operated, or leased by the Company or any Subsidiary is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

26

(c) There has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the business or assets of the Company or any Subsidiary, or any real property currently or formerly owned, operated or leased by the Company or any Subsidiary, and none of the Company, any Subsidiary or any Seller has received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the business of the Company or any Subsidiary (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, Sellers, the Company or any Subsidiary.

(d) There are no active or abandoned aboveground or underground storage tanks owned or operated by the Company or any Subsidiary.

(e) There are no off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company or any Subsidiary, and any predecessors as to which the Company or any Subsidiary may retain liability, and none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and none of Sellers, the Company or any Subsidiary has received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by any of them.

(f) None of the Sellers, the Company or any Subsidiary has retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(g) There are no environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the business or assets of the Company or any Subsidiary or any currently or formerly owned, operated or leased real property which are in the possession or control of the Sellers, the Company or any Subsidiary related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) There are no material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

27

(h) None of the Sellers, the Company or any Subsidiary is aware of or reasonably anticipates, as of the Closing Date, any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the business or assets of the Company or any Subsidiary as currently carried out.

Section 3.20 Employee Benefit Matters.

(a) Section 3.20(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity or other equity, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company or any Subsidiary for the benefit of any current or former employee, officer, manager, retiree, independent contractor or consultant of the Company or any Subsidiary, or any spouse or dependent of such individual, or under which the Company or any Subsidiary or any of their respective ERISA Affiliates has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 3.20(a) of the Disclosure Schedules, each, a “Benefit Plan”).

(b) With respect to each Benefit Plan, Sellers have made available to Buyer accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (vi) in the case of any Benefit Plan for which a Form 5500 is required to be filed, a copy of the two most recently filed Form 5500, with schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the two most recently completed plan years; (viii) the most recent nondiscrimination tests performed under the Code; and (ix) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.

28

(c) Each Benefit Plan and related trust (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”) has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA, the Code and any applicable local Laws). Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject the Company or any Subsidiary or any of their respective ERISA Affiliates or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Section 4975 of the Code. All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP.

(d) None of the Company, any Subsidiary or any of their respective ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Benefit Plan; or (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA.

(e) With respect to each Benefit Plan (i) no such plan is a Multiemployer Plan, and (A) all contributions required to be paid by the Company, any Subsidiary or any of their respective ERISA Affiliates have been timely paid to the applicable Multiemployer Plan, (B) none of the Company, any Subsidiary or any of their respective ERISA Affiliates has incurred any withdrawal liability under Title IV of ERISA which remains unsatisfied, and (C) a complete withdrawal from all such Multiemployer Plans at the Effective Time would not result in any material liability to the Company or any subsidiary; (ii) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (iii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; (iv) no such plan is subject to the minimum funding standards of Section 412 of the Code or Title IV of ERISA, and none of the assets of the Company or any ERISA Affiliate is, or may reasonable be expected to become, the subject of any lien arising under Section 302 of ERISA or Section 412(a) of the Code; and (v) no “reportable event,” as defined in Section 4043 of ERISA, has occurred with respect to any such plan.

29

(f) Each Benefit Plan can be amended, terminated, or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to Buyer, the Company or any of their Affiliates other than ordinary administrative expenses typically incurred in a termination event. Neither the Company nor any Subsidiary has a commitment or obligation, nor has made any representations to any employee, officer, manager, independent contractor, or consultant, whether or not legally binding, to adopt, amend, modify, or terminate any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(g) Except as set forth in Section 3.20(g) of the Disclosure Schedules and other than as required under Section 601 et. seq. of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason, and none of the Company, any Subsidiary or any of their respective ERISA Affiliates has any Liability to provide post-termination or retiree welfare benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree welfare benefits.

(h) There is no pending or, to Sellers’ Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(i) There has been no amendment to, announcement by Sellers, the Company or any of their Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year with respect to any manager, officer, employee, independent contractor or consultant, as applicable. None of Sellers, the Company, nor any of their respective Affiliates have any commitment or obligation or has made any representations to any manager, officer, employee, independent contractor, or consultant, whether or not legally binding, to adopt, amend, modify, or terminate any Benefit Plan or any collective bargaining agreement.

(j) Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings, and proposed and final regulations) thereunder. None of Company or any Subsidiary has any obligation to gross up, indemnify, or otherwise reimburse any individual for any excise taxes, interest, or penalties incurred pursuant to Section 409A of the Code.

(k) Each individual who is classified by the Company or any Subsidiary as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

30

(l) Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former manager, officer, employee, independent contractor or consultant of the Company or any Subsidiary to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of the Company or any Subsidiary to merge, amend or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

Section 3.21 Employment Matters.

(a) Section 3.21(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Company or any Subsidiary as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); and (iii) hire date The Company has previously disclosed to the Buyer compensation information with respect to employees of the Company and its Subsidiaries. As of the date hereof, all compensation, including wages, commissions and bonuses, payable to all employees, independent contractors or consultants of the Company or any Subsidiary for services performed on or prior to the date hereof have been paid in full or accrued only since the most recent pay period.

(b) The Company or any Subsidiary is not, and has not been for the past five years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past five years, any Union representing or purporting to represent any employee of the Company or any Subsidiary, and, to Sellers’ Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. During the past five years there has not been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company or any Subsidiary or any of their employees.

(c) The Company and each Subsidiary is and has been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees of the Company and or each Subsidiary, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by the Company and each Subsidiary as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees of the Company or any Subsidiary classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. Except as set forth in Section 3.21(c) of the Disclosure Schedules, there are no Actions against the Company or any Subsidiary pending, or to the Sellers’ Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Company or any Subsidiary, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment related matter arising under applicable Laws.

31

(d) The Company has complied with the WARN Act with respect to the transactions contemplated herein and it has no plans to undertake any action in the future that would trigger additional compliance obligations under the WARN Act.

(e) Neither the Company or any Subsidiary has been the subject of any audit, investigation, or enforcement action by any Governmental Authority in connection with any Government Contract. The Company has not been debarred, suspended, or otherwise made ineligible from doing business with the United States government or any government contractor.

Section 3.22 Taxes. Except as set forth in Section 3.22 of the Disclosure Schedules:

(a) All Tax Returns required to be filed on or before the Closing Date by the Company or any Subsidiary have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by the Company or any Subsidiary (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b) The Company and each Subsidiary has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, member or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c) No claim has been made by any taxing authority in any jurisdiction where the Company or any Subsidiary does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company or any Subsidiary.

(e) The amount of the Company’s or any Subsidiary’s Liability for unpaid Taxes for all periods ending on or before the Interim Balance Sheet Dates does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of the Company’s or any Subsidiary’s Liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company and each Subsidiary (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

32

(f) Section 3.22(f) of the Disclosure Schedules sets forth:

(i) the taxable years of the Company and each Subsidiary as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired;

(ii) those years for which examinations by the taxing authorities have been completed; and

(iii) those taxable years for which examinations by taxing authorities are presently being conducted.

(g) All deficiencies asserted, or assessments made, against the Company or any Subsidiary as a result of any examinations by any taxing authority have been fully paid.

(h) None of the Company or any Subsidiary is a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority with respect to the Company or any Subsidiary.

(i) Sellers have delivered to Buyer copies of all federal, state, local, and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company or any Subsidiary for all Tax periods ending after December 28, 2012.

(j) There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company or any Subsidiary.

(k) None of the Company or any Subsidiary is a party to, or bound by, any Tax indemnity, Tax-sharing, or Tax allocation agreement.

(l) No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into, or issued by any taxing authority with respect to the Company or any Subsidiary.

(m) Except as set forth in Section 3.22 (m) of the Disclosure Schedule, none of the Company or any Subsidiary has been a member of an affiliated, combined, consolidated, or unitary Tax group for Tax purposes. The Company and each Subsidiary has no Liability for Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

33

(n) Since the date of formation, the Company has been treated as a partnership for U.S. federal income tax purposes and has been so treated in all Tax years since the date of formation. The Company has never made an election to be treated as a C-corporation for U.S. federal, state, local or foreign tax purposes.

(o) The Company or any Subsidiary will not be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of:

(i) any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;

(ii) an installment sale or open transaction occurring on or prior to the Closing Date;

(iii) a prepaid amount received on or before the Closing Date;

(iv) any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law; or

(v) any election under Section 108(i) of the Code.

(p) Neither Seller is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. Neither the Company nor any Subsidiary is, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(q) Neither the Company nor any Subsidiary has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(r) Neither the Company nor any Subsidiary is, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(s) There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of the Company under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local or foreign Law).

(t) Section 3.22(t) of the Disclosure Schedules sets forth all foreign jurisdictions in which the Company or any Subsidiary of the Company is subject to Tax, is engaged in business, or has a permanent establishment. Neither the Company nor any Subsidiary has entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8. Neither the Company nor any Subsidiary has transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

34

(u) No property owned by the Company or any Subsidiary is (i) required to be treated as being owned by another person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, (ii) subject to Section 168(g)(1)(A) of the Code, or (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.

Section 3.23 Books and Records. The minute books of the Company and each Subsidiary have been made available to Buyer, are complete and correct, and have been maintained in accordance with sound business practices. The minute books of the Company and each Subsidiary contain accurate and complete records of all meetings, and actions taken by written consent of, the members and the managers, and no meeting, or action taken by written consent, of any such members or managers has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

Section 3.24 Brokers. Except for Trinity Capital LLC no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement, the Assignment or any other Transaction Document based upon arrangements made by or on behalf of Sellers.

ARTICLE IV

Representations and warranties of buyer

Buyer represents and warrants to Sellers that the statements contained in this ARTICLE IV are true and correct as of the date hereof.

Section 4.01 Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Maryland. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution, and delivery by Sellers) this Agreement constitutes a legal, valid, and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

35

Section 4.02 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the HSR Act.

Section 4.03 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 4.04 Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

Section 4.05 Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

ARTICLE V

Covenants

Section 5.01 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Sellers shall, and shall cause the Company and each Subsidiary to, (x) conduct the business of the Company and each Subsidiary in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of the Company and each Subsidiary and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company and each Subsidiary. Without limiting the foregoing, from the date hereof until the Closing Date, Sellers shall:

(a) cause the Company and each Subsidiary to preserve and maintain all of its Permits;

(b) cause the Company and each Subsidiary to generally pay its debts, Taxes and other obligations when due to the extent it did so in accordance with past practice, it being recognized that the Interim Balance Sheet includes certain liabilities and payables that were not paid when due;

36

(c) cause the Company and each Subsidiary to maintain the properties and assets owned, operated or used by the Company and each Subsidiary in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d) cause the Company and each Subsidiary to continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(e) cause the Company and each Subsidiary to defend and protect its properties and assets from infringement or usurpation;

(f) cause the Company and each Subsidiary to perform all of its obligations under all Contracts relating to or affecting its properties, assets or business;

(g) cause the Company and each Subsidiary to maintain its books and records in accordance with past practice;

(h) cause the Company and each Subsidiary to comply in all material respects with all applicable Laws; and

(i) cause the Company and each Subsidiary not to take or permit any action that would cause any of the changes, events, or conditions described in Section 3.08 to occur.

Section 5.02 Access to Information. From the date hereof until the Closing, Sellers shall, and shall cause the Company and each Subsidiary to, (a) afford Buyer and its Representatives full and free access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to the Company; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Company as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Sellers and the Company to cooperate with Buyer in its investigation of the Company. Any investigation pursuant to this Section 5.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Sellers or the Company. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty, or agreement given or made by Sellers in this Agreement.

Section 5.03 No Solicitation of Other Bids.

(a) Sellers shall not, and shall not authorize or permit any of its Affiliates (including the Company or any Subsidiary) or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Sellers shall immediately cease and cause to be terminated, and shall cause their respective Affiliates (including the Company and each Subsidiary) and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization or other business combination transaction involving the Company or any Subsidiary; (ii) the issuance or acquisition of membership interests or other equity interests in the Company or any Subsidiary; or (iii) the sale, lease, exchange or other disposition of any significant portion of the Company’s or any Subsidiary’s properties or assets.

37

(b) In addition to the other obligations under this Section 5.03, Sellers shall promptly (and in any event within two (2) Business Days after receipt thereof by Sellers or their Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c) Sellers agree that the rights and remedies for noncompliance with this Section 5.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

Section 5.04 Notice of Certain Events.

(a) From the date hereof until the Closing, Sellers shall promptly notify Buyer in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Sellers hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

38

(iv) any Actions commenced or, to Sellers’ Knowledge, threatened against, relating to or involving or otherwise affecting Sellers, the Company or any Subsidiary that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.17 or that relates to the consummation of the transactions contemplated by this Agreement.

(b) Buyer’s receipt of information pursuant to this Section 5.04 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Sellers in this Agreement (including Section 8.02 and Section 9.01(b)) and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 5.05 Resignations. Sellers shall deliver to Buyer written resignations, effective as of the Closing Date, of all Metromedia Company employees from any officers and managers positions they hold with the Company or its Subsidiaries. .

Section 5.06 Confidentiality. From and after the Closing, Sellers shall, and shall cause their respective Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Company, except to the extent that Sellers can show that such information (a) is generally available to and known by the public through no fault of Sellers, any of their respective Affiliates or their respective Representatives; or (b) is lawfully acquired by Sellers, any of their respective Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If any Seller or its Affiliates or Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which such Seller is advised by its counsel in writing is legally required to be disclosed, provided that such Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 5.07 Non-competition; Non-solicitation.

(a) For a period of three (3) years commencing on the Closing Date (the “Restricted Period”), Sellers shall not, and shall not permit any of their respective Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, franchisor, franchisee, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between the Company or any Subsidiary and customers or suppliers of the Company or any Subsidiary. Notwithstanding the foregoing, Sellers may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Sellers are not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person.

39

(b) During the Restricted Period, Sellers shall not, and shall not permit any of their respective Affiliates to, directly or indirectly, hire or solicit any employee of the Company or any Subsidiary or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 5.07(b) shall prevent Sellers or any of their Affiliates from hiring (i) any employee whose employment has been terminated by the Company or any Subsidiary or Buyer or (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c) During the Restricted Period, Sellers shall not, and shall not permit any of their respective Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any franchise owner or operator of the Company or any Subsidiary for purposes of diverting their business or services from the Company or any Subsidiary.

(d) Sellers acknowledge that a breach or threatened breach of this Section 5.07 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Sellers of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(e) Sellers acknowledge that the restrictions contained in this Section 5.07 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.07 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 5.07 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 5.08 Governmental Approvals and Consents.

(a) Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions (including those under the HSR Act if applicable) required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Assignment and the other Transaction Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders, and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing, or impeding the receipt of any required consents, authorizations, orders, and approvals.

40

(b) Sellers and Buyer shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.05 of the Disclosure Schedules.

(c) Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable best efforts to:

(i) respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement, the Assignment or any Transaction Document;

(ii) avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement, the Assignment or any Transaction Document; and

(iii) in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement, the Assignment or any Transaction Document has been issued, to have such Governmental Order vacated or lifted.

(d) If any consent, approval, or authorization necessary to preserve any right or benefit under any Contract to which the Company is a party is not obtained prior to the Closing, Sellers shall, subsequent to the Closing, cooperate with Buyer and the Company in attempting to obtain such consent, approval, or authorization as promptly thereafter as practicable. If such consent, approval, or authorization cannot be obtained, Sellers shall use its reasonable best efforts to provide the Company with the rights and benefits of the affected Contract for the term thereof, and, if Sellers provide such rights and benefits, the Company shall assume all obligations and burdens thereunder.

(e) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Sellers or the Company with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance, or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance, or contact.

41

(f) Notwithstanding the foregoing, nothing in this Section 5.08 shall require, or be construed to require, Buyer or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer, Sellers or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

Section 5.09 Books and Records.

(a) In order to facilitate the resolution of any claims made against or incurred by Sellers prior to the Closing, or for any other reasonable purpose, for a period of three (3) years after the Closing, Buyer shall:

(i) retain the books and records (including personnel files) of the Company and each Subsidiary relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Company and such Subsidiary; and

(ii) upon reasonable notice, afford the Representatives of Sellers reasonable access (including the right to make, at Sellers’ expense, photocopies), during normal business hours, to such books and records;

provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in ARTICLE VI.

(b) In order to facilitate the resolution of any claims made by or against or incurred by Buyer or the Company after the Closing, or for any other reasonable purpose, for a period of three (3) years following the Closing, Sellers shall:

(i) retain the books and records (including personnel files) of Sellers which relate to the Company and each Subsidiary and their operations for periods prior to the Closing; and

(ii) upon reasonable notice, afford the Representatives of Buyer or the Company reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records;

42

provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in ARTICLE VI.

(c) Neither Buyer nor Sellers shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 5.09 where such access would violate any Law.

Section 5.10 Closing Conditions From the date hereof until the Closing, each party hereto shall, and Sellers shall cause the Company to, use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE VII hereof.

Section 5.11 Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 5.12 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

ARTICLE VI

Tax matters

Section 6.01 Tax Covenants.

(a) Without the prior written consent of Buyer, Sellers (and, prior to the Closing, the Company, each Subsidiary, and their Affiliates and their respective Representatives) shall not, to the extent it may affect, or relate to, the Company or any Subsidiary, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer, the Company or any Subsidiary in respect of any Post-Closing Tax Period.

(b) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement, the Assignment and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Sellers when due. Sellers shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

43

(c) Sellers shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Company and each subsidiary after the Closing Date with respect to the fiscal year ended December 26, 2016, and all Tax Returns of the Company with respect to a Pre-Closing Tax Period. Buyer shall prepare, or cause to be prepared, all other Tax Returns required to be filed by the Company and each Subsidiary after the Closing Date with respect to a Pre-Closing Tax Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method and shall be submitted by Buyer to Sellers (together with schedules, statements and, to the extent requested by Sellers, supporting documentation) at least 30 days prior to the due date (including extensions) of such Tax Return. If either Seller objects to any item on any such Tax Return, it shall, within ten days after delivery of such Tax Return, notify Buyer in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Buyer and Sellers shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Buyer and Sellers are unable to reach such agreement within ten days after receipt by Buyer of such notice, the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within twenty days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Buyer and then amended to reflect the Independent Accountant’s resolution. The costs, fees, and expenses of the Independent Accountant shall be borne equally by Buyer and Sellers. The preparation and filing of any Tax Return of the Company that does not relate to a Pre-Closing Tax Period shall be exclusively within the control of Buyer.

Section 6.02 Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company shall be terminated as of the Closing Date. After such date none of the Company, any Subsidiary, Sellers or any of Sellers’ Affiliates and their respective Representatives shall have any further rights or liabilities thereunder.

Section 6.03 Tax Indemnification. Sellers shall indemnify the Company, Buyer, and each Buyer Indemnitee and hold them harmless from and against (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.22; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in ARTICLE VI; (c) all Taxes of the Company or any Subsidiary or relating to the business of the Company or any Subsidiary for all Pre-Closing Tax Periods; (d) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company or any Subsidiary (or any predecessor of the Company or any Subsidiary) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (e) any and all Taxes of any person imposed on the Company or any Subsidiary arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith. Sellers shall reimburse Buyer for any Taxes of the Company or any Subsidiary that are the responsibility of Sellers pursuant to this Section 6.03 within ten Business Days after payment of such Taxes by Buyer or the Company or any Subsidiary. Notwithstanding the foregoing or anything else to the contrary in this Agreement, it is understood and agreed that Sellers shall not be obligated to indemnify Buyer in respect of (i) accrued and unpaid property Taxes consistent with past practice in respect of restaurant locations (whether open or closed, and whether with respect to pre-Closing or post-Closing periods) and (ii) accrued and unpaid payroll Taxes consistent with past practice

44

Section 6.04 Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a) in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b) in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 6.05 Contests. Buyer agrees to give written notice to Sellers of the receipt of any written notice by the Company or any Subsidiary, Buyer or any of Buyer’s Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Buyer pursuant to this ARTICLE VI (a “Tax Claim”); provided, that failure to comply with this provision shall not affect Buyer’s right to indemnification hereunder , except and only to the extent that the Seller forfeits its rights or defenses by reason of such failure .Sellers shall control the contest or resolution of any Tax Claim; provided, however, that Buyer shall obtain the prior written consent of Sellers (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that Buyer shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Buyer.

Section 6.06 Cooperation and Exchange of Information. Sellers and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this ARTICLE VI or in connection with any audit or other proceeding in respect of Taxes of the Company or any Subsidiary. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Sellers and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company or any Subsidiary for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company or any Subsidiary for any taxable period beginning before the Closing Date, Sellers or Buyer (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

45

Section 6.07 Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this ARTICLE VI shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 6.08 Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.22 and this ARTICLE VI shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 90 days.

Section 6.09 Overlap. To the extent that any obligation or responsibility pursuant to ARTICLE VIII may overlap with an obligation or responsibility pursuant to this ARTICLE VI, the provisions of this ARTICLE VI shall govern.

ARTICLE VII

Conditions to closing

Section 7.01 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b) Sellers shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 3.05 of the Disclosure Schedules, in form and substance reasonably satisfactory to Buyer, and no such consent, authorization, order and approval shall have been revoked.

(c) The Management Agreements shall have been terminated.

Section 7.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Sellers contained in this Agreement, the Assignment and the other Transaction Documents, and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date, except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects.

46

(b) Sellers shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement, the Assignment and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Sellers shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c) At the Closing, the Company and each Subsidiary shall be free of (i) Related Party Indebtedness and (ii) accrued salaries and payroll taxes in excess of the Accrued Salary and Payroll Tax Cap.

(d) No Action shall have been commenced against Buyer, Sellers, the Company or any Subsidiary which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(e) All approvals, consents and waivers that are listed on Section 3.05 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(f) From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(g) Sellers shall have duly executed and delivered the Assignment to Buyer.

(h) Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Sellers, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied.

(i) Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Sellers certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors or managers of Sellers, as applicable, authorizing the execution, delivery and performance of this Agreement, the Assignment and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

47

(j) Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Sellers certifying the names and signatures of the officers of Sellers authorized to sign this Agreement, the Assignment and the Transaction Documents, and the other documents to be delivered hereunder and thereunder.

(k) Buyer shall have received resignations of the managers and officers of the Company pursuant to Section 5.05.

(l) Sellers shall have delivered to Buyer a good standing certificate (or its equivalent) for the Company and each Subsidiary from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Company and each Subsidiary is organized.

(m) Sellers shall have delivered to Buyer a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that Sellers are not a foreign person within the meaning of Section 1445 of the Code.

(n) Sellers shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 7.03 Conditions to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Sellers’ waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Buyer contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date, except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects.

(b) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Buyer shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c) No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

48

(d) Sellers shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied.

(e) Sellers shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(f) Sellers shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(g) Buyer shall have delivered to Sellers cash in an amount equal to the Purchase Price by wire transfer in immediately available funds, to an account or accounts designated at least two (2) Business Days prior to the Closing Date by Sellers in a written notice to Buyer.

(h) Buyer shall have delivered to Sellers such other documents or instruments as Sellers reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

ARTICLE VIII

Indemnification

Section 8.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than any representations or warranties contained in Section 3.22 which are subject to ARTICLE VI) shall survive the Closing and shall remain in full force and effect until one (1) year from the Closing Date; provided, that the representations and warranties in Section 3.01, Section 3.03, Section 4.01 and Section 4.03 shall survive indefinitely. All covenants and agreements of the parties contained herein (other than any covenants or agreements contained in ARTICLE VI which are subject to ARTICLE VI) shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.02 Indemnification By Sellers. Subject to the other terms and conditions of this ARTICLE VIII, Sellers shall indemnify and defend each of Buyer and its Affiliates (including the Company) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

49

(a) any inaccuracy in or breach of any of the representations or warranties of Sellers contained in this Agreement or in any certificate or instrument delivered by or on behalf of Sellers pursuant to this Agreement (other than in respect of Section 3.22, it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to ARTICLE VI), as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Sellers pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in ARTICLE VI, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to ARTICLE VI).

Section 8.03Indemnification By Buyer. Subject to the other terms and conditions of this ARTICLE VIII, Buyer shall indemnify and defend each of Sellers and its Affiliates and their respective Representatives (collectively, the “Sellers Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Sellers Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement (other than ARTICLE VI, it being understood that the sole remedy for any such breach thereof shall be pursuant to ARTICLE VI).

Section 8.04 Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a) Sellers shall not be liable to the Buyer Indemnitees for indemnification under Section 8.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) exceeds 0.5% of the Purchase Price (the “Basket”), in which event Sellers shall be required to pay or be liable for all such Losses in excess of the Basket. The aggregate amount of all Losses for which Sellers shall be liable pursuant to Section 8.02(a) shall not exceed 10% of the Purchase Price (the “Cap”).

50

(b) Buyer shall not be liable to the Sellers Indemnitees for indemnification under Section 8.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.03(a) exceeds the Basket, in which event Buyer shall be required to pay or be liable for all such Losses in excess of the Basket. The aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 8.03(a) shall not exceed the Cap.

(c) Notwithstanding the foregoing, the limitations set forth in Section 8.04(a) and Section 8.04(b) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 3.01, Section 3.03, Section 4.01 and Section 4.03.

(d) Losses subject to indemnification pursuant to this Article VIII shall be calculated after giving effect to insurance recoveries (subject to the insurer’s right of subrogation) and tax benefits, if any. During the one-year period following the Closing, Buyer covenants and agrees to maintain liability insurance in amounts at least comparable to that maintained by the Company prior to the Closing.

Section 8.05 Indemnification Procedures. The party making a claim under this ARTICLE VIII is referred to as the “Indemnified Party,” and the party against whom such claims are asserted under this ARTICLE VIII is referred to as the “Indemnifying Party.”

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Sellers, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Company or any Subsidiary, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal, or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Sellers and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 5.06) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

51

(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

52

(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d) Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of the Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 3.22 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in ARTICLE VI) shall be governed exclusively by ARTICLE VI hereof.

Section 8.06 Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE VIII, the Indemnifying Party shall satisfy its obligations within 15 Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such 15 Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to but excluding the date such payment has been made at a rate per annum equal to 10%. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed, without compounding.

Section 8.07 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

53

Section 8.08 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 7.02 or Section 7.03, as the case may be.

Section 8.09Exclusive Remedies. Subject to Section 5.07 and Section 10.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in ARTICLE VI and this ARTICLE VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in ARTICLE VI and this ARTICLE VIII. Nothing in this Section 8.09 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal or intentional misconduct.

ARTICLE IX

Termination

Section 9.01Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Sellers and Buyer;

(b) by Buyer by written notice to Sellers if:

(i) Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Sellers pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure has not been cured by Sellers within ten days of Sellers’ receipt of written notice of such breach from Buyer; or

(ii) any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by June 15, 2017, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

54

(c) by Sellers by written notice to Buyer if:

(i) Sellers are not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure has not been cured by Buyer within ten days of Buyer’s receipt of written notice of such breach from Sellers; or

(ii) any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by June 15, 2017, unless such failure shall be due to the failure of Sellers to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(iii) the Sellers deliver a notice of termination to the Buyer subsequent to April 14, 2017, unless prior to the date of such notice of termination the SPAC Proxy has been filed with the Securities and Exchange Commission;

(d) by Buyer or Sellers in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 9.02 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a) as set forth in this ARTICLE IX and Section 5.06 and ARTICLE X hereof; and

(b) that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

ARTICLE X

Miscellaneous

Section 10.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

55

Section 10.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Sellers or either Seller:	810 Seventh Avenue, 29th Floor New York, New York 10019 Facsimile: 212 606-4317 Email: skessel@metromediacompany.com Attention: Silvia Kessel
with a copy to:	General Counsel Facsimile: 212 606-4317
If to Buyer:	9720 Wilshire Blvd., Suite 500 Beverly Hills, CA 90212 Facsimile: (310) 319-1863 Email: Andy.Wiederhorn@fccgi.com Attention: Andrew Wiederhorn
with a copy to:	Loeb & Loeb LLP 10100 Santa Monica Blvd., Suite 2200 Los Angeles, CA 90067 Facsimile: (310) 919-3934 Email: asussman@loeb.com Attention: Allen Z. Sussman, Esq.

Section 10.03 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

56

Section 10.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 5.07(e), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06 Entire Agreement. This Agreement, the Assignment and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Assignment, the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that prior to the Closing Date, Buyer may, without the prior written consent of Sellers, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.08 No Third-party Beneficiaries. Except as provided in Section 6.03 and ARTICLE VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

57

Section 10.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction). Each party hereby (i) submits to the exclusive jurisdiction of the Delaware Chancery Court for any action, suit or proceeding arising out of or relating to this Agreement, the Assignment or the other Transaction Documents or the transactions contemplated hereby or thereby, (ii) agrees that no such action, suit or proceeding shall be brought by it except in such court, and (iii) irrevocably waives, and agrees not to assert (by way of motion, defense or otherwise), in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of the Delaware Chancery Court, that its property is exempt or immune from attachment or execution, that such action, suit or proceeding is brought in an inconvenient forum, that the venue of such action, suit or proceeding is improper or that this Agreement may not be enforced in or by the Delaware Chancery Court. If any provision of this Agreement is determined by a court of law to be illegal or unenforceable, then such provision will be enforced to the maximum extent possible and the other provisions will remain fully effective and enforceable.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT, THE ASSIGNMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ASSIGNMENT OR THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).

Section 10.11 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[signature page follows]

58

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

METROMEDIA COMPANY

By:	/s/ Silvia Kessel
Name:	Silvia Kessel
Title:	Senior Vice President and CFO

JWK ENTERPRISES LLC

By:	/s/ David Gassler
Name:	David Gassler
Title:	Manager

FOG CUTTER CAPITAL GROUP, INC.

By:	/s/ Andrew Wiederhorn
Name:	Andrew Wiederhorn
Title:	Chief Executive Officer

[Signature page to Membership Interest Purchase Agreement]

(Homestyle Dining LLC)

AMENDMENT NO. 3

TO

MEMBERSHIP INTEREST PURCHASE AGREEMENT

(HOMESTYLE DINING LLC)

This Amendment No. 3 dated as of May 23, 2017 to the Membership Interest Purchase Agreement dated as of March 10, 2017 by and between Metromedia Company, a Delaware general partnership, and JWK Enterprises LLC, a Delaware limited liability company (each, a “Seller” and together, the “Sellers”), on the one hand, and Fog Cutter Capital Group, Inc., a Maryland corporation, on the other hand (“Buyer”), as amended by Amendment No. 1 dated as of April 14, 2017 and Amendment No. 2 dated as of May 4, 2017 (as so amended, the “Purchase Agreement”).

WHEREAS, Sellers and Buyer desire to amend the Purchase Agreement as set forth below:

1.	Article I of the Purchase Agreement is amended by deleting the definitions “SPAC Definitive Agreement” and “SPAC Proxy.”

2.	Section 2.02 of the Purchase Agreement is amended and restated in its entirety as follows:

“Section 2.02 Purchase Price. The aggregate purchase price (the “Purchase Price”) for the Membership Interests shall be (i) Nine Million Four Hundred Fifty Thousand Dollars ($9,450,000) if the Closing occurs on or before May 30, 2017, (v) Nine Million Five Hundred Thousand Dollars ($9,500,000) if the Closing occurs on May 31, 2017 or (vi) Ten Million Five Hundred Fifty Thousand Dollars ($10,550,000.00) if the Closing occurs on or after June 1, 2017. At Closing, the Company may be sold free of any cash, and will have (i) no Related Party Indebtedness and (ii) no accrued salaries and payroll taxes in excess of One Hundred Thirty Five Thousand Dollars ($135,000) (the “Accrued Salary and Payroll Tax Cap”).

3.	Section 9.01 is amended and restated in its entirety as follows:

“Section 9.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a)	by the mutual written consent of Sellers and Buyer;

(b)	by Buyer by written notice to Sellers if:

(i) Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Sellers pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Sellers within ten days of Sellers’ receipt of written notice of such breach from Buyer; or

(ii) any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by August 10, 2017, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c)	by Sellers by written notice to Buyer if:

(i) Sellers are not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Buyer within ten days of Buyer’s receipt of written notice of such breach from Sellers; or

1

(ii) any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by August 10, 2017, unless such failure shall be due to the failure of Sellers to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing

(d) by Buyer or Sellers in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.”

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 3 to be executed as of the date first written above by their respective officers thereunto duly authorized.

METROMEDIA COMPANY

By	/s/ Silvia Kessel
Name:	Silvia Kessel
Title:	Senior Vice President

JWK ENTERPRISES LLC

By	/s/ David Gassler
Name:	David Gassler
Title:	Manager

FOG CUTTER CAPITAL GROUP, INC.

By	/s/ Andrew Wiederhorn
Name:	Andrew Wiederhorn
Title:	Chief Executive Officer

2

AMENDMENT NO. 4

TO

MEMBERSHIP INTEREST PURCHASE AGREEMENT

(HOMESTYLE DINING LLC)

This Amendment No. 4, dated as of August 2, 2017, to the Membership Interest Purchase Agreement dated as of March 10, 2017 by and between Metromedia Company, a Delaware general partnership, and JWK Enterprises LLC, a Delaware limited liability company (each, a “Seller” and together, the “Sellers”), on the one hand, and Fog Cutter Capital Group, Inc., a Maryland corporation, on the other hand (“Buyer”), as amended by Amendment No. 1 dated as of April 14, 2017, Amendment No. 2 dated as of May 4, 2017, and Amendment No. 3 dated as of May 23, 2017 (as so amended, the “Purchase Agreement”).

WHEREAS, Sellers and Buyer desire to amend the Purchase Agreement as set forth below.

NOW, THEREFORE, in consideration of the mutual execution hereof and other good and valuable consideration, the parties hereto agree as follows:

1.	Section 9.01 is amended and restated in its entirety as follows:

“Section 9.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a)	by the mutual written consent of Sellers and Buyer;

(b)	by Buyer by written notice to Sellers if:

(i) Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Sellers pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Sellers within ten days of Sellers’ receipt of written notice of such breach from Buyer; or

(ii) any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by October 7, 2017, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c)	by Sellers by written notice to Buyer if:

(i) Sellers are not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Buyer within ten days of Buyer’s receipt of written notice of such breach from Sellers; or

(ii) any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by October 7, 2017, unless such failure shall be due to the failure of Sellers to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing

(d) by Buyer or Sellers in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

1

(e) In the event of a termination of this Agreement by Sellers pursuant to Section 9.01 (c) (ii), the Buyer shall pay to the Sellers the liquidated sum of Five Hundred Thousand Dollars ($500,000.00), which amount the parties agree is a reasonable, good-faith approximation of the damages to be incurred by Sellers as a result of the failure of the Closing to occur. Payment of said Five Hundred Thousand Dollars ($500,00.00) is guaranteed by Fat Burger North America, Inc. pursuant to its Guaranty dated as of May 17, 2017.

2.	A new Section 8.10 is added to the Purchase Agreement as follows:

“Section 8.10 Rogers v. Homestyle. Sellers shall indemnify and defend each of the Buyer Indemnitees against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of the following litigation, and any other Actions arising out of or related in substantial part to the factual background or causes of action asserted in such litigation: Jeff Rogers and Steve Wiborg, v. Homestyle Dining, LLC, Bold Flavors, LLC, Tom Sacco, Jason Head, and Craig T. Weichmann, in the District Court of Dallas County, Texas, 160th Judicial District, Cause No. DC-17-03215. The indemnification and defense provided by Sellers under this Section 8.10 shall not be subject to the limitations set forth in Section 8.04, nor count towards or be subject to the Basket or Cap provided for in Section 8.04.

3.	Except as specifically amended above, the Purchase Agreement shall remain in full force and effect.

[Signature page follows]

2

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 4 to be executed as of the date first written above by their respective officers thereunto duly authorized.

METROMEDIA COMPANY

By	/s/ Silvia Kessel
Name:	Silvia Kessel
Title:	Senior Vice President

JWK ENTERPRISES LLC

By	/s/ David Gassler
Name:	David Gassler
Title:	Manager

FOG CUTTER CAPITAL GROUP, INC.

By	/s/ Andrew Wiederhorn
Name:	Andrew Wiederhorn
Titlke:	Chief Executive Officer

3